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                                                                   EXHIBIT 10.57

                            REAL ESTATE SALE CONTRACT

         THIS REAL ESTATE SALE CONTRACT (the "Agreement") is made and entered into as of April 2, 2001 (the "Effective Date"), by and between Crystal City Nitrogen Company, an Oklahoma corporation ("Seller"), and RIVER CEMENT COMPANY, a Delaware corporation ("Purchaser").

                                    RECITALS:

         Seller represents that it is the owner in fee simple of certain land and improvements in Jefferson County, Missouri shown generally on the Map attached hereto and made a part hereof as Exhibit A, consisting of approximately 933 acres.

         Purchaser desires to buy and Seller desires to sell the property and improvements.

         NOW, THEREFORE, in consideration of the Recitals (which are part of this Agreement) and the terms, conditions and covenants contained herein, the parties agree as follows:

                                   AGREEMENT:

         1. Agreement to Sell and Purchase. Seller agrees to sell to Purchaser and Purchaser agrees to purchase form Seller the land shown on Exhibit A hereto and improvements located thereon (the "Property") in accordance with and subject to the terms and conditions hereof.

         2. Purchase Price. (a) The purchase price for the Property ("Purchase Price") is Four Million Five Hundred Thousand Dollars ($4,500,000). The Purchase Price is subject to credit and adjustment as hereinafter provided. The Purchase Price shall be paid to Seller at Closing by wire transfer in immediately available funds.

         (b) General real estate taxes and any special assessments on the Property for all years prior to the year in which the sale and purchase is closed shall be paid by Seller. General real estate taxes on the Property for the year of closing based on the latest available assessment and the latest available tax rate shall be prorated and adjusted as of the Closing Date on the basis of thirty (30) days to the month, Seller to have the last day.

         (c) Seller shall pay all charges for fuel, electricity, water, sewer, telephone and other utility charges used on or related to the Property up to the Closing Date, without adjustment, and Purchaser shall pay all such charges thereafter.

         (d) Within two (2) business days after the Effective Date, Purchaser shall deposit Five Thousand Dollars ($5,000) with Hillsboro Title Company, Highway 21 and Third Street, Hillsboro, Missouri 63050 ("Title Company"). Said deposit, with accrued



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interest, is the "Earnest Deposit". Title Company shall deposit the Earnest
Deposit in an interest-bearing account and apply the Earnest Deposit in accordance with this Agreement. The Earnest Deposit shall be credited to the Purchase Price at Closing. If the sale of the Property is not closed by the date fixed for Closing owing to breach of this Agreement by Purchaser, the Earnest Deposit shall be forfeited by Purchaser as liquidated damages, and Seller shall not be entitled to any other remedy at law or in equity. If the sale of the Property is not closed by the date fixed for Closing for any other reason, (including, without limitation, failure to meet the requirements of Section 4 or the conditions of Section 5 hereof), the Earnest Deposit shall be returned to Purchaser.

         3. Title and Survey. (a) The Property shall be sold and conveyed to Purchaser free and clear of any and all liens, leases and encumbrances of any kind and nature except the following ("Permitted Exceptions"): (i) current real estate taxes not delinquent; and (ii) such easements and restrictions of record an may be approved by Purchaser. The Permitted Exceptions shall not include (a) rights or claims of parties in possession not shown by the public records; (b) easements, or claims of easements, not shown by the public records; (c) encroachments, overlaps, boundary line disputes or other mattes which would be disclosed by an accurate survey or inspection of the Property; and (d) any lien, or right to a lien, for services, labor, or material heretofore or hereafter furnished, imposed by law and not shown by the public records.

         (b) As evidence of title, Purchaser shall at its expense promptly order a commitment from Title Company for an ALTA Form B owner's policy of title insurance ("Title Commitment") in which Title Company agrees to insure Purchaser's good and marketable fee simple title in the Property in the full amount of the Purchase Price for normal premiums, subject only to the Permitted Exceptions and such easements and restrictions as may be approved by Purchaser.

         (c) Seller has provided Purchaser a copy of a survey prepared by the Jefferson County Surveying Company ("Surveyor"). Purchaser shall engage the Surveyor to provide a current and accurate property boundary and improvements survey, prepared, sealed and certified by surveyor ("Survey"), locating the out-boundaries of the land shown on Exhibit A, all improvements thereon, and all matters constituting appurtenances or exceptions to title shown on the Title Commitment and showing that said land constitutes not less than 933 acres. The cost of the Survey shall be borne by Purchaser except in the case of a breach hereof by Seller. The Survey, when accepted by Purchaser, shall conclusively establish the legal description of the Property subject to this Agreement.

         (d) Within ten (10) days after Purchaser's actual receipt and acceptance of both the Title Commitment and the Survey, Purchaser shall provide to Seller a copy of the Title Commitment and the Survey and shall notify Seller of any objections it has with respect to Seller's title to the Property ("Objections"). In the event (i) Seller shall fail to cure the Objections, if any, on or prior to the Closing or (ii) further defects, liens, encumbrances, adverse claims, restrictions, rights-of-way, easements or other matters relating to Seller's title to the Property arise or are discovered after the effective date of



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the Title Commitment and are not removed by Seller or approved by Purchaser on or before the date of Closing, Purchaser shall have the right to cancel this Agreement by giving written notice to Seller. In such event, the Earnest Deposit shall be returned to Purchaser and this Agreement shall be null and void and of no further force and effect.

         4. Closing and Conveyance of Title. (a) Subject to the terms of this Agreement, the closing of the purchase of the Property shall take place ten (10) days after the satisfaction or waiver of satisfaction of the conditions contained in Sections 3 and 5, or sooner upon five (5) days prior written notice by Purchaser to Seller of any accelerated closing date (the "closing" or "Closing Date"). The Closing shall take place at 10 a.m. at the offices of the Title Company or at such other time or place as the parties may agree upon in writing.

         (b) At the Closing, Seller shall deliver the following to Purchaser:

                  (1) A recordable general warranty deed in form satisfactory to Purchaser conveying to Purchase marketable and insurable fee simple title to the Property, free and clear of all liens and encumbrances, subject only to the Permitted Exceptions and such easements and restrictions an may be approved by Purchaser.

                  (2) Possession of the Property, free of all leases, tenancies, licensees and occupants, and any keys in Seller's possession to any part of the Property, except for the nitric acid plant located on the Property, which is subject to an option to purchase by Orica USA Inc. ("Orica").

                  (3) Such indicia of Seller's authority and related customary documents and instruments an may be required by the Title Company or an may be reasonable requested by Purchaser.

                  (4) Pursuant to the Real Property Tax Act of 1980, as amended, an affidavit that Seller is not a foreign corporation under IRC Section 1445 and stating Seller's United States taxpayer identification number.

                  (5) Affidavits as to rights of parties in possession and mechanics' liens and claims as may be required by the Title Company in order to issue to Purchaser the owner's policy of title insurance as specified in Section 6 (a).

                  (6) Closing Statement.

                  (7) Any such other documents and instruments as are necessary to consummate the transaction contemplated by this Agreement.

                  (8) A copy of the agreement with Orica and the notice of exercise of the option certified by Seller to be a true, correct and complete copy.

         (c) At the Closing, Purchaser shall deliver the following to Seller:


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                  (1) The Purchaser Price as credited and adjusted in accordance with this Agreement.

                  (2) Such indicia of Purchaser's authority and related customary documents and instruments as may be required by the Title Company or as may be reasonably requested by Seller.

                  (3) Any such other documents and instruments as are necessary to consummate the transaction contemplated by this Agreement.

         5. Conditions. In addition to all other conditions to Purchase's obligations hereunder, Purchaser's obligation to consummate the purchase described in this Agreement shall be conditioned upon the occurrence or fulfillment of each of the following conditions or events:

         (a) The receipt by Purchaser at Closing of an owner's policy (or updated commitment therefore) of title insurance from Title Company insuring good and marketable fee simple title to and ownership of the Property in Purchaser in the amount of the Purchase Price on ALTA Form B with exceptions on Schedule B thereof only for the Permitted Exceptions and such easements and restrictions an may be approved by Purchaser.

         (b) The delivery to Purchaser at or prior to Closing of each of the documents or instruments called for by this Agreement.

         (c) Within sixty-five (65) days after the Effective Date, Purchaser and Purchaser's representative shall have made such inspections of the Property and shall have conducted or obtained such examinations, tests, building inspections, environmental assessments and other studies and reports of the Property as Purchaser shall deem desirable, and the results of any such inspections, examinations, tests, inspections, assessments, studies and reports shall be satisfactory to Purchaser in Purchaser's sole discretion. Such examinations include, but are not limited to (i) a Phase I Environmental Assessment under ASTM Practice E 1527-00 and a Phase II Subsurface Environmental Investigation and (ii) the drilling of test holes in such number and of such diameter and depth as Purchaser may determine, at various points on the Property, to determine the presence and estimated quantity of limestone underlying the surface of the Property. Seller hereby grants permission to Purchaser and its representatives to enter the Property for such purposes, and to make such temporary roadways and to utilize such equipment as Purchaser may deem necessary. Purchaser shall give Seller reasonable advance notice of such entry. Purchaser shall have no obligation to repair any damage to the Property arising out of any such entry or to reimburse Seller for any such damage.

         (d) Within sixty-five (65) days after the Effective Date, Purchaser shall have received and accepted the Survey and Title Commitment.


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         (e) Within sixty-five (65) days after the Effective Date, Purchaser shall have obtained all permits and approvals from all applicable governmental or quasi-governmental entities necessary in Purchaser's opinion for the use and occupancy of the Property for Purchaser's intended use.

         (f) Within sixty-five (65) days after the Effective Date, Purchaser shall be satisfied with the zoning of the Property for Purchaser's use. If requested by Purchaser, Seller shall cooperate with Purchaser in rezoning all or part of the Property prior to Closing.

If any of the foregoing conditions are not fulfilled within the applicable time period, and are not waived in writing by Purchaser, the Earnest Deposit shall be returned to Purchaser and this Agreement shall be null and void and of no further force or effect.

         6. Seller's Representations, Warranties and Covenants. Seller represents, warrants and covenants to Purchaser as follows, which representations and warranties shall inure to the benefit of Purchaser, its successors and assigns and shall be considered made as of the date hereof and as of the Closing Date:

         (a) Seller is the owner in fee simple of the Property. Seller is a corporation duly organized and validly existing under the laws of the State of Oklahoma and is qualified to do business in the State of Missouri, and has the authority and capacity to enter into and perform this Agreement. Seller is not bankrupt or insolvent.

         (b) Seller has not received notice, written or otherwise, from any governmental agency, and is not aware of any pending governmental agency notification, of any violations or alleged violations of law which affect the Property and have not been cured; and Seller has not received any written notice of any actions, proceedings or investigations which would affect the Property; and Seller has not received notice of and is not aware of any pending or threatened eminent domain action which would affect the Property.

         (c) There are, and as of Closing there shall be, no tenancies or occupancies affecting the Property, and no service, supply, maintenance or management contracts or agreements affecting the Property that have not been disclosed to Purchaser in writing and cannot be cancelled by Purchaser immediately without penalty.

         (d) There are, and as of Closing there shall be, no recorded or unrecorded contracts and/or options to which Seller is a party pertaining to or affecting title to or the sale of the Property, or any part thereof, other than the right of Orica to remove certain nitric acid facilities, which removal shall occur on or before October 31, 2002.

         (e) To the knowledge of Seller, the current uses of the Property materially comply with all applicable laws, ordinances and regulations.


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         (f) To the knowledge of Seller, there are and have been no hazardous waste or hazardous substances as defined under all applicable federal, state and local environmental laws, including , but not limited to, hazardous waste as defined in the Resource Conservation and Recovery Act of 1976, as amended, and hazardous substances as defined in the Comprehensive Environmental Response, Compensation and Liability Act, as amended, and all regulations thereunder and there are no petroleum products, stored, released or disposed of on or from the Property in violation of law or which would constitute an environmental of safety hazard. To the knowledge of Seller, there are no underground storage tanks on the Property.

         (g) To the knowledge of Seller, there is unrestricted roadway access providing adequate ingress to and egress from the Property.

         (h) Seller has not entered into any agreement to cut or otherwise remove timber from the Property. Prior to Closing, Seller shall not cut or remove timber from the Property.

Seller shall indemnify and hold Purchase harmless from and against any claims, liabilities, costs, demands, actions, injury, loss or damage (including attorney's, expert witnesses' and consultants' fees and expenses) sustained by reason of the breach of any of the representations and warranties herein contained, including, without limiting, all environmental clean-up costs therewith, or their being inaccurate as of the date hereof or as of the Closing Date. Seller's warranties and representations, its obligation to indemnify Purchaser, and Seller's liability for breach of any of its representations and warranties hereunder shall survive closing for one (1) year and shall not be merged into any deed or other document given at Closing.

         7. Casualty; Eminent Domain. (a) In the event of the damage or destruction of all or any of the Property prior to Closing, Purchaser, at its option, may either (i) terminate this Agreement by notice to Seller, whereupon the earnest Deposit shall be returned to Purchaser and neither party shall have any further obligations hereunder, or (ii) enforce this Agreement whereupon Seller shall assign to Purchaser any insurance proceeds payable as a result of such damage or destruction as such may relate to loss of any of the Property.

         (b) In the event that prior to Closing, any portion of the Property be taken by eminent domain, or the subject of eminent domain proceedings threatened or commenced, Seller shall promptly notify Purchaser thereof, and immediately provide Purchaser with copies of any written communication from any condemning authority. If any of said events shall occur then, in that event, Purchaser shall have the option to terminate this Agreement by notice to Seller, whereupon the Earnest Deposit shall be returned to Purchaser and neither party shall have any further obligations hereunder. If any of said events shall be conveyed to Purchaser at Closing; (ii) if the transfer to the condemning authority has not taken place prior to Closing, the entire Property shall be conveyed to Purchaser at Closing hereunder; (iii) if Seller has received payment for such condemnation or taking prior to the Closing hereunder, the amount of such payment shall


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be a credit against the Purchase Price payable by Purchaser hereunder; and (iv)
if Seller has not received such payment at the time of closing, Seller shall assign to Purchaser all claims and rights to or arising out of such taking, including the right to conduct any litigation in respect of such condemnation.

         8. Brokers. Seller represents and warrants to Purchaser that Seller has not engaged any agent or broker with respect to this transaction, and no person is entitled to a broker's commission or fee as a result of the purchase and sale of the Property. Purchaser represents and warrants to Seller that Purchase has not engaged any agent or broker with respect to this transaction, and no person is entitled to a broker's commission or fee as a result of the purchase and sale of the Property. Each party shall indemnify and hold the other harmless from and against any loss, cost and expense, including attorney's fees, which the other shall suffer by reason of the breach of the indemnitor's foregoing representation and warranty, which shall survive closing.

         9. Assignment of Agreement. Purchaser shall have the absolute right to assign its rights under this Agreement. Upon Purchaser's assignment of the Agreement, such assignee shall be deemed substituted for the named Purchaser, and such assignee shall assume Purchaser's obligations hereunder, provided that Purchaser shall not be released from its obligations hereunder.

         10. Maintenance of Property. Seller shall maintain the Property in substantially the same condition existing on the date of this Agreement.

         11. Notice. Any and all notices required or permitted hereunder shall be in writing and shall be deemed given upon receipt (which may be evidenced by the return receipt in the event of registered or certified mail delivery) and shall be delivered by (i) personal delivery; (ii) United States registered or certified mail, return receipt requested; or (iii) overnight commercial package courier or local delivery service, in all events prepaid and addressed, in the case of Seller, to:

                  Tony M. Shelby
                  Vice President
                  Crystal City Nitrogen Company
                  16 South Pennsylvania Avenue
                  Oklahoma City, OK 73107

with a copy to:

                  David M. Shear
                  General Counsel
                  Crystal City Nitrogen Company
                  16 South Pennsylvania Avenue
                  Oklahoma City, OK 73107

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and addressed, in the case of Purchaser, to:

                  Bruce Keim
                  Vice President
                  River Cement Company
                  P.O. Box 1003
                  Festus, MO 63028-1003

with a copy to:

                  Kathleen T. Mueller, Esq.
                  Blackwell Sanders Peper Martin LLP
                  720 Olive Street, Suite 2400
                  St. Louis, MO 63101-2396

Each party hereto shall have the right to change its foregoing address for notices by written notice to the other party to such effect.

         12. Miscellaneous Provisions.

         (a) Time is of the essence with respect to each and every provision of this Agreement.

         (b) The captions in the various sections of this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit or describe the scope of this Agreement nor the intent of any provision hereof.

         (c) If any date for the occurrence of an event or act under this Agreement falls on a Saturday or Sunday or legal holiday in the State of Missouri, then the time for the occurrence of such event or act shall be extended to the next succeeding business day.

         (d) This Agreement, together with its Exhibits, constitutes the entire Agreement between the parties pertaining to the subject matter contained in this Agreement. This Agreement may be amended only by a writing signed by both Purchaser and Seller.

         (e) All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representative, administrators, legal representatives, successors and assigns.

         13. Nitric Acid Plant. Seller agrees that either Orica or Seller will remove the nitric acid facilities from the Property by October 31, 2002. Seller hereby agrees to indemnify, hold harmless and defend Purchaser from and against any claims, liabilities, costs, demands, actions, injury, loss or damage (including attorneys', expert witnesses' and consultants' fees and expenses) arising out of the activities of Seller, Orica, and their respective employees, agents, and contractors or arising out of the removal of the nitric acid


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facilities from the Property. Seller's obligations under this Section shall survive Closing and shall not be merged into any deed or other document given at Closing.

         IN WITNESS WHEREOF, Purchaser and Seller have executed this Agreement as of the Effective Date.

                                          SELLER:

                                          CRYSTAL CITY NITROGEN COMPANY

                                          By:
                                             ----------------------------------
                                          Name:
                                               --------------------------------
                                          Title:
                                                -------------------------------

                                          Date:
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                                        PURCHASER:

                                        RIVER CEMENT COMPANY


                                          By:
                                             ----------------------------------
                                          Name:
                                               --------------------------------
                                          Title:
                                                -------------------------------

                                          Date:
                                               --------------------------------